Exhibit 10.6

EXECUTION COPY

US PHARMA

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated as of April 13, 2017 (the “Effective Date”), is by and between Tikun Olam Ltd., an Israeli corporation, registration number 514263771 (“Licensor”) and TO Pharmaceuticals USA LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee shall each be individually referred to as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Licensor is the Cannabis Business in Israel, and through joint ventures, licenses and partnerships in other jurisdictions.

WHEREAS, in connection with its Cannabis Business or otherwise, Licensor is the owner of certain intellectual property, whether registered or applied for, which includes the Licensor patents, patent applications, plant patents and plant patent applications, continuation and continuation in part applications and patents maturing therefrom, and divisional applications and patents maturing therefrom, which includes the Licensor Trademarks (as defined herein), copyrights, promotional materials, know-how, trade secrets, knowledge, documentation, information relating to clinical or other trials, patient data, plant breeders rights, registered and unregistered cannabis varieties and uniquely identifiable strains of Cannabis in all forms (as further detailed hereunder), including with respect to any forms or strains of Cannabis (collectively known as the “Intellectual Property”) that are currently developed, as specified in more detail in Exhibit B hereof or which may be developed, owned or licensed in the future by Licensor, including Licensor Additional IP (collectively, the “Licensor IP”).

WHEREAS, Licensee is desirous of obtaining from Licensor a license to use the Licensor IP in connection with Licensee’s business, whether currently in existence or not, of producing, researching, developing, promoting, marketing, selling, and distributing Pharmaceutical Products (as defined herein), including for such purpose only, the planting, cultivating, growing, harvesting, use and processing of Cannabis, and application and delivery systems, methods and devices relating thereto (the “Pharmaceutical Business”), in the Territory (as defined herein), and Licensor is desirous of granting such a license to use the Licensor IP in connection with Licensee’s business pursuant to terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

Section 1.             Definitions. Capitalized terms used herein are as set forth on Exhibit A hereto.

Section 2.             Grant of License.

2.1          Grant by Licensor. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts a perpetual, non-revocable (subject to the terms hereof), royalty-free, exclusive, and sub-licensable license (the “License”) to use the Licensor IP and any Third-Party IP (subject to Section 2.9 hereof) solely in connection with the Pharmaceutical Business and solely in the United States (the “Territory”). Licensor shall not use or grant the right to use the Licensor IP to another third-party in connection with the Pharmaceutical Business in the Territory other than to an Affiliate of Licensee.

2.2          Ownership of Intellectual Property and New IP.

(a)           Licensor Ownership. Subject to Section 2.3 hereof, Licensor shall (i) continue to own all Licensor IP owned by Licensor prior to April 19, 2015, and (ii) own all Intellectual Property developed after April 19, 2015 solely by Licensor without any specific or direct collaboration with Licensee or its Affiliates ("Licensor Additional IP").

(b)           Licensee Ownership. Licensee shall own any and all Intellectual Property and improvements and modifications of the Licensor IP relating to the Pharmaceutical Business developed or acquired on or after April 19, 2015 (i) solely by Licensee, or (ii) jointly or collaboratively with Licensee anywhere in the world (collectively, the “New IP”), except to the extent such New IP is owned by the Pharmaceutical Affiliate, and is subject to that certain License Agreement of even date herewith between Licensor and the Pharmaceutical Affiliate (the “Affiliate Pharmaceutical License Agreement”). The New IP shall be used and/or licensed to third parties by Licensee solely within the Territory and solely in connection with the Pharmaceutical Business; however, the use of the New IP by (a) the Pharmaceutical Affiliate outside of the Territory for its Pharmaceutical Business, pursuant and subject to the Affiliate Pharmaceutical License Agreement; and (b) Tikun Olam LLC, a Delaware company, which is also an Affiliate of Licensee (hereinafter “TO LLC”), within the Territory pursuant to the License Agreement dated April 20, 2016, between Licensor and TO LLC (the “US Medical Cannabis License Agreement”), shall be permitted and shall not be a breach of this Agreement.

(c)          New IP. Licensee shall have the right to use all New IP owned by it solely in connection with the Pharmaceutical Business, and/or license to third parties the right to use such New IP, solely in connection to the Pharmaceutical Business, in each case solely within the Territory. Licensor shall not have the independent right to use or license to third parties the right to use such New IP owned by Licensee outside the Territory in connection with any business similar to or competitive or potentially competitive with the Pharmaceutical Business, but shall be granted a license, pursuant to Section 2.4 below, to use the New IP outside the Territory solely in connection with its Cannabis Business. Any Licensor Additional IP not owned by Licensee or its Affiliates shall be subject to the License granted hereunder.

(d)          New Strains. If Licensee, in connection with the Pharmaceutical Products or the Pharmaceutical Business, during the Term of this Agreement or thereafter, makes any improvements to the Licensor IP, including by developing new strains, including any Essentially Derived Variety, based on the TO Strains (collectively, the “New Strains”), Licensee shall own all rights, title and interest in such New Strains and the New IP; provided however, that (i) Licensee shall be entitled to use such New Strains only within the Territory and subject to the terms and conditions set forth in this Agreement regarding the use of the TO Strains; (ii) the Pharmaceutical Affiliate shall be entitled to use such New Strains outside of the Territory but only subject to the terms and conditions set forth in the Affiliate Pharmaceutical License Agreement; (iii) TO LLC shall be entitled to use such New Strains, solely within the Territory, and only subject to the terms of the US Medical Cannabis License Agreement; and (iv) pursuant to Section 2.4 hereof, Licensor shall be granted an non-revocable (subject to the terms hereof), perpetual, sub-licensable royalty-free license to use the New Strains, and shall be entitled to use them solely in connection with its Cannabis Business, and not any Pharmaceutical Business, outside the Territory.

2.3           Clinical Trials. The results of the Clinical Trials and all Intellectual Property in connection therewith and relating thereto shall be owned (a) by Licensor to the extent they were developed by Licensor prior to April 19, 2015 or developed after April 19, 2015 solely by Licensor without any specific or direct collaboration with Licensee or its Affiliates, including without limitation any direct non-de minimis financial contribution pursuant to Section 7.1(e) hereof, and (b) by Licensee, to the extent developed solely or primarily by Licensee or developed by Licensor on or after April 19, 2015 with specific or direct collaboration with Licensee or its Affiliates, including without limitation any direct non-de minimis financial contribution by Licensee or its Affiliates, anywhere in the world, except to the extent owned by the Pharmaceutical Affiliate pursuant to the License Agreements.

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2.4           Grant by Licensee. Licensee hereby grants to Licensor, and Licensor hereby accepts, a perpetual, non-revocable (subject to the terms hereof), royalty-free, non-exclusive, and sub-licensable, license to use the New IP, the New Strains and the results of Clinical Trials, including any improvements and modifications thereof made by Licensee or any other party except Licensor, in each case solely outside the Territory but solely in connection with the Cannabis Business; provided, that the license granted pursuant to this Section 2.4 shall not apply to (a) any portion of Licensee's Intellectual Property which Licensee shall not have made available to TO LLC for use in TO LLC's Cannabis Business (as such term is defined in the US Medical Cannabis License Agreement), (b) any Acquired IP, and (c) any Licensee Excluded IP. For the Purpose of Section 2 of this Agreement, the term Cannabis Business shall exclude any Pharmaceutical Business.

2.5           Right to Sublicense. Licensee shall have the right to grant sublicenses of any of its rights under this License in connection with the Pharmaceutical Business solely within the Territory. The granting of sublicenses shall be at Licensee's sole and exclusive discretion and Licensee shall have the sole and exclusive power to determine the identity of any sublicensee, the applicable licensee fees or royalty rates, if any, and other terms and conditions of any sublicense.

2.6           Delivery of Licensor IP. To the extent permitted by Applicable Law (including for the avoidance of doubt, the export laws of the State of Israel and the importation federal laws and state laws of the United States), Licensor shall provide to Licensee seeds, plants or propagation materials of the strains of Cannabis included in the Licensor IP (the “TO Strains”), for the purpose of reproduction and use thereof by Licensee in accordance with the terms of this Agreement. To the extent such provision is not permitted by Applicable Law, Licensor shall cooperate with Licensee to permit Licensee, to the fullest extent permitted by Applicable Law, to utilize the TO Strains in connection with the Pharmaceutical Products and Licensee’s Pharmaceutical Business.

2.7           No Assignment of Licensor IP. Notwithstanding the foregoing, the License granted hereunder is not intended to be, and shall not be construed as, an assignment by Licensor to Licensee, in part or in whole, of the ownership of the Licensor IP.

2.8           Pharmaceutical Rights Only. The Parties recognize that, notwithstanding anything implicitly or explicitly to the contrary in this Agreement, the License granted hereunder does not grant any rights with respect to any use of Licensor IP or Licensee IP other than with respect to Licensee's Pharmaceutical Business within the Territory.

2.9           Third-Party IP. If at any time Licensor has a right to use the intellectual property of a third-party (“Third-Party IP”), to the extent permitted by such license or similar agreement, such Third-Party IP shall be deemed to be part of the Licensor IP and subject hereto. Licensor shall use commercially reasonable efforts to permit the use of any Third-Party IP by Licensee.

Section 3.              Consideration, Payment.

In consideration of the License granted and the other Services (as hereinafter defined) provided pursuant to this Agreement, Licensee or an Affiliate of Licensee has paid or caused to be paid to Licensor an aggregate of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) (the “Payment”), of which $2,000,000 (the “USA Payment”) was paid to Licensor on behalf of Licensee and its Affiliate TO LLC. Licensor hereby acknowledges that (a) the Payment was made timely, and constitutes full payment of all obligations under Section VII of the MOU (as defined herein), and (b) that portions of such USA Payment shall be allocated to Licensee and TO LLC as payment of consideration pursuant to this Agreement and the US Medical Cannabis License Agreement, as determined by Licensee and its Affiliates, without duplication. No royalties or other payments are required hereunder.

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Section 4.               Term.

4.1           The License granted under this Agreement is perpetual and non-revocable (subject to the terms hereof).

Section 5.               Licensor Representations and Warranties.

5.1           Organization of Licensor. Licensor is a corporation duly organized, validly existing and in good standing under the Laws of Israel. Licensor has all requisite power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Licensor to consummate the transactions contemplated hereby.

5.2           Authority. Subject to Section 8 hereof, Licensor has all requisite corporate power and authority to enter into this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming the due authorization, execution and delivery by the Licensee, and subject to Section 8 hereof, this Agreement constitutes the valid and binding obligations of Licensor, enforceable against Licensor in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

5.3           Consents. Subject to Section 8 hereof, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to Licensor in connection with the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby except for (a) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under Applicable Law and (b) such other filings, authorizations, consents and approvals that if not obtained or made would not have a material adverse effect on the ability of Licensor to consummate the transactions contemplated hereby.

5.4           No Conflict. Subject to Section 8 hereof, the execution and delivery by Licensor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Licensor, or (b) any Applicable Law applicable to Licensor or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (b), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Licensor to consummate the transactions contemplated hereby.

5.5           Intellectual Property. Licensor is the owner or lawful licensee of the Licensor IP and has sufficient authority to grant Licensee the License pursuant to this Agreement. Licensor has not entered into any additional licenses or other arrangements that may limit Licensor’s rights or the rights of Licensee under this Agreement or which may reasonably be expected to lead to a claim of infringement or invalidity regarding any portion of the Licensor IP or its use. Licensor has no knowledge of infringement of, or conflict with, any license or other intellectual property right of any other third-party and there is no known claim pending, filed or threatened against Licensor of infringement, interference or invalidity regarding the Licensor IP or its use. Licensor has not granted and will not at any time during the Term grant or permit to exist any license or other contingent or non-contingent right, title or interest under or relating to the Licensor IP to any of its employees, principal shareholders or family members of Licensor’s principal shareholders or other third parties claiming rights derived from Licensor, that does or will conflict with or otherwise undermine or impair the rights of Licensee hereunder, including any of Licensor's representations, warranties or covenants hereunder. Notwithstanding the foregoing, Licensee acknowledges MedReleaf's interpretation of the MedReleaf License that it may conduct business within the Territory, so long as it does not make use of "Tikun Olam's Varieties" or the Licensor Trademarks, and the Parties agree that any such activity (to the extent performed by MedReleaf) shall not be deemed a breach of this Agreement by Licensor or any agreement of Licensor with any Affiliate of Licensee.

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5.6           Legal Proceedings. There are no actions pending or threatened against or by Licensor or any Affiliate of Licensor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Subject to Section 8 hereof, no event has occurred or circumstances exist that may give rise or serve as a basis for any such action. Licensor warrants that its directors, officers, and management employees have not been convicted of any drug-related felony or of a crime related to fraud.

Section 6.               Licensee Representations and Warranties.

6.1           Organization of Licensee. Licensee is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Licensee has all requisite power and authority to own, lease and operate its properties and to carry on its business.

6.2           Authority. Subject to Section 8 hereof, Licensee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming the due authorization, execution and delivery by the other Parties hereto (other than Licensee), and subject Section 8 hereof, this Agreement constitutes the valid and binding obligations of Licensee, enforceable against Licensee in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity.

6.3           Consents. Subject to Section 8 hereof, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority, is required by or with respect to Licensee in connection with the execution and delivery of this Agreement or the consummation by Licensee of the transactions contemplated hereby except for (a) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under Applicable Law and (b) such other filings, authorizations, consents and approvals that if not obtained or made would not have a material adverse effect on the ability of Licensee to consummate the transactions contemplated hereby.

6.4           No Conflict. Subject to Section 8 hereof, the execution and delivery by Licensee of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Licensee, or (b) any Applicable Law applicable to Licensee or any of its properties (whether tangible or intangible) or assets, except, in the case of clause (b), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the ability of Licensee to consummate the transactions contemplated hereby.

6.5           Legal Proceedings. There are no actions pending or, to Licensee’s knowledge, threatened against or by Licensee or any Affiliate of Licensee that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Subject to Section 8 hereof, no event has occurred or circumstances exist that may give rise or serve as a basis for any such action. Licensee warrants that its managers, directors, officers, and management employees have not been convicted of any drug-related felony or of a crime related to fraud.

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Section 7.              Covenants.

7.1           Licensor Covenants. Licensor shall:

(a)          Continue to conduct research and development efforts in connection with the Pharmaceutical Business within Israel and assist Licensee (at its request) with such research and development worldwide;

(b)          provide to Licensee and its Affiliates training and assistance with research and development in connection with Licensee’s Pharmaceutical Business (the “Training Services”). In this connection, Licensor shall use a reasonable degree of care ordinarily provided consistent with good industry practices, at no lower standard than Licensor provides for itself, relating to training of the Licensee’s the staff and employees of Licensee, to the extent required or requested by Licensee;

(c)          assist Licensee with design and establishment of operations in connection with the cultivation and production of Cannabis and extracts for Pharmaceutical Products (collectively, “Design and Operations Services”). In this connection, Licensor shall use a reasonable degree of care ordinarily provided consistent with good industry practices, at no lower standard than Licensor provides for itself in connection with the design, establishment and operation of Licensor’s Cannabis Business, and in any event in a manner and to the extent sufficient to comply with Applicable Law;

(d)          assist Licensee in connection with conducting Clinical Trials and provide all related Clinical Trials Services. In this connection, Licensor shall use a reasonable degree of care, ordinarily provided consistent with good industry practices, at no lower standard than Licensor provides for itself in connection with its own research studies and clinical trials in Israel related to Cannabis Products, including extracts, and in any event in a manner and to the extent sufficient to comply with Applicable Law; and

(e)          devote and pay not less than an aggregate of Three Hundred Seventy-Five Thousand U.S. Dollars ($375,000) to further develop and enhance the Licensor IP, including in connection with (i) patent prosecution, (ii) purchasing of equipment, and (iii) by funding up to Two Hundred Fifty Thousand U.S. Dollars ($250,000) in connection with the Clinical Trials, in amounts equal to funding therefor provided by Licensee and its Affiliates. In addition, Licensee, together with its Affiliates, TO LLC and the Pharmaceutical Affiliate, or such other Affiliates of Licensee as Licensee may determine, shall pay the aggregate remaining costs in connection with such Clinical Trials, if any. The obligations of Licensee and its Affiliates pursuant to this Section 7.1(e) shall be shared as determined by Licensee between Licensee and its Affiliates. The obligations of Licensor, Licensee or any of its Affiliates under this Section 7.1(e) and the obligations of Licensee’s Affiliates under any similar provisions of any other agreements, including the Affiliate License Agreements, shall not be duplicative of each other. Accordingly, the aggregate financial commitment of each of Licensor (on the one hand) and of Licensee and its Affiliates (on the other hand) pursuant to clause (iii) above shall be such Two Hundred Fifty Thousand U.S. Dollars ($250,000), and the amounts required pursuant to the second sentence of this Section 7.1(e) shall be shared among Licensee and its Affiliates. Licensee and Licensor acknowledge and agree that as of the date hereof, Licensor has already contributed $125,000 toward its obligations pursuant to clauses (i) and (ii) of this Section 7.1(e) and shall therefore only be required to contribute an additional $250,000, which shall be applied toward Licensor’s obligation to pay for 50% of the aggregate costs in connection with the Clinical Trials as set forth in clause (iii) above of this Section 7.1(e), any Clinical Trials as set forth in clause (iii) of Section 7.1(e) of the Affiliate Pharmaceutical License Agreement or any Clinical Trials as set forth in clause (iii) of Section 7.1(e) of the US Medical Cannabis License Agreement.

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7.2           Licensee Covenants. Licensee shall:

(a)          without prejudice to Section 7.1(e), in connection with the Services provided pursuant to Section 7.1, reimburse Licensor for all reasonable and actual out-of-pocket expenses (the “Expenses”), including the cost of air travel, accommodations and meals for employees of Licensor who in so providing such Services are required to travel outside Israel (not including salaries or other compensation paid to its employees, consultants, or related parties, except as Licensee may otherwise agree in writing), in each case upon submission of appropriate documentation evidencing such Expenses consistent with Licensee’s customary expense reimbursement policies; The obligations of Licensee or any of its Affiliates under this Section 7.2 and the obligations of Licensee’s Affiliates under any similar provisions of the Affiliate License Agreements shall not be duplicative of each other; and

(b)          use commercially reasonable efforts to obtain any necessary FDA and other jurisdictional, governmental, regulatory approvals to the extent required by Applicable Law in connection with the Pharmaceutical Business in the Territory.

Section 8.              Regulatory Disclosures.

8.1           The Parties acknowledge and agree that there is (a) an unpredictable regulatory environment in the area of cannabis law and that existing or new laws, interpretations of law, or enforcement policies may adversely impact the Parties’ business and (b) notwithstanding the laws of various U.S. states and other jurisdictions, Cannabis is a prohibited Schedule I controlled substance under United States federal law.

8.2           Legal Risks. The Parties acknowledge and agree that Licensee faces certain legal risk which include, but are not limited to, the following:

(a)          Licensee and its suppliers or vendors, including Licensor, could be subject to criminal prosecution at any time by United States or other Governmental Authority;

(b)          United States or other Governmental Authority may take actions to stop, hinder, delay or harm Licensee or take other actions that would be detrimental to Licensee; and

(c)          This Agreement may be deemed void for illegality in whole or in material part.

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Section 9.              Confidentiality.

From time to time during the term of this Agreement, either Party (as the ”Disclosing Party”) may disclose or make available to the other Party (as the ”Receiving Party”) information which is considered proprietary or confidential by that Party, including without limitation: technology, business practices, trade secrets, processes, policies, procedures, techniques, technical information, formulae, plant strains, financial/financing contacts, investors, contractors, specifications, information data, the identity and special needs of customers or potential customers, databases, data, systems, methods of operation, client or customer lists, solicitation leads, marketing or advertising materials, techniques, know-how, processes, cost data, marketing data, business data, technical data and other technical know-how, Intellectual Property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, whether disclosed to the other Party or obtained by such Party through observation or examination of the other Party’s facilities or procedures or materials, and whether or not marked, designated or otherwise identified as “confidential” (collectively, ”Confidential Information”). Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 9 by the Receiving Party or any of its Representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third-party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party's Confidential Information; or (v) is required to be disclosed pursuant to applicable federal, state or local law, regulation or a valid order issued by a court or Governmental Authority of competent jurisdiction. The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement. The Receiving Party shall be responsible for any breach of this Section 9 caused by any of its Representatives. On the expiration or termination of the Agreement, the Receiving Party shall promptly return, and shall require its Representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party's Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. Neither Party will use any Residual Information for any purpose whatsoever, including without limitation, the development of its own products or business. The Parties’ obligations under this Section 9 shall continue indefinitely and shall survive the termination of this Agreement. In addition to all other remedies available at law, the Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party and its Representatives to prevent the breach or threatened breach of this Section 9 and to secure its enforcement.

Section 10.             Intellectual Property Matters.

10.1         Inspection and Quality Control. Licensee agrees to affix to all Pharmaceutical Products for sale to third parties (and not Pharmaceutical Products held for internal use) that utilize the Licensor IP and any promotional and packaging material in connection with such Pharmaceutical Products, such Marks and notices of the Licensor IP, as shall be reasonably requested by Licensor, to the extent practicable and consistent with commercial practice. Licensee agrees to obtain Licensor’s specific written instructions with respect to the content and placements of all such notices required pursuant to this Section 10, which Licensor agrees to provide promptly. At all times when Licensee commercially uses the Licensor IP, to the extent practicable and consistent with commercial practice, Licensee shall note that Licensee’s use is made under license and shall indicate the owner of the Licensor IP.

10.2         Licensee agrees that Licensor shall have the right, at all reasonable times, upon no less than fifteen (15) Business Day’s prior written notice to Licensee, to inspect the premises of Licensee and elsewhere as Licensor considers necessary in order to verify Licensee's compliance with the terms hereof, including for appropriate quality control with respect to Licensee's use of the Licensor Trademarks.

10.3         Licensee agrees that it will not do or permit any act or thing that would endanger any proprietary right of Licensor with respect to the License granted pursuant to this Agreement and that Licensee will not claim any proprietary interest in the Licensor IP (including the Third-Party IP). Licensee agrees to cooperate with Licensor in registering, protecting and defending the License, including, but not limited to, if so requested by Licensor, executing and filing any and all documents and papers necessary or advisable in order to register or protect the License, including, without limitation, this Agreement or an abstract hereof.

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10.4         In utilizing the Licensor IP in accordance with the terms of this Agreement, Licensee shall apply the same standards that Licensee uses for Licensee's own Intellectual Property and shall not utilize any of the Licensor IP (including without limitation, the Licensor Trademarks):

(a)          in such a fashion that would cause confusion with, dilute or damage the reputation or image of Licensor, its products or services; provided however, that Licensee shall not be considered to be in breach of this Section 10.4(a) as a result of the sale by Licensee of Pharmaceutical Products bearing the Licensor name or other Licensor Trademarks; and/or

(b)          in connection with any material that is obscene, pornographic, excessively violent, libelous or defamatory.

10.5         Licensee shall have the right, but not the obligation, at its own expense, to take any action it deems advisable in its sole discretion to apply for and prosecute registration of or otherwise protect the Licensor IP (including without limitation, the TO Strains and Licensor Trademarks) and the New IP (including without limitation, New Strains and Essentially Derived Varieties) in connection with the Pharmaceutical Products or the Pharmaceutical Business in the Territory. Licensor agrees to cooperate with Licensee in registering, protecting and defending the Licensor IP, including, but not limited to, if so requested by Licensee, executing and filing any and all documents and instruments necessary or advisable in order to register or protect the Licensor IP. All filings, registrations and applications shall be made in the name of the Party designated as the owner of the applicable Intellectual Property in accordance with the provisions of Section 2.2 hereof.

Section 11.            Use of Licensor Trademarks.

11.1         Licensor hereby grants to Licensee and its Affiliates a right and license to use and to sublicense the right to use the Licensor Trademarks in connection with the Pharmaceutical Business, corporate names, and advertising, marketing, promoting and selling of Pharmaceutical Products and other related services within the Territory.

11.2         The Parties recognize the value of the goodwill associated with the Licensor Trademarks, and acknowledge that the Licensor Trademarks and all rights therein, as well as the goodwill which accrues during the term of this Agreement, belongs exclusively to the Licensor, and the Licensee shall not acquire any rights in the Licensor Trademarks, other than as expressly granted in this Agreement. Licensee shall not do anything inconsistent with Licensor's ownership of its Licensor Trademarks. In particular, but without limitation, Licensee shall not attack the validity of the Licensor Trademarks or the Licensor's rights in and to its Licensor Trademarks. Subject to the terms and provisions hereof, the Licensor retains the right to use and to license the use of its Licensor Trademarks for any and all goods or services.

11.3         Licensee shall not misuse or misappropriate any of the Licensor Trademarks. Licensee shall not engage in any conduct that impairs or might tend to impair the validity or enforceability of any of the Licensor Trademarks or any registrations of any of the Licensor Trademarks, or that dilutes or might dilute the distinctive quality of any of the Licensor Trademarks, or that disparages or might disparage any of the Licensor Trademarks. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Licensee may not use any of the Licensor Trademarks on any materials or products unless it has received Licensor's prior written approval for such use, which shall not be unreasonably withheld, delayed or conditioned, except that Licensee shall not be required to obtain such approval in connection with the use of Licensor Trademarks on materials or products which does not materially differ from previously approved uses.

11.4         In addition to each Party’s other rights and remedies under this Agreement or otherwise, Licensee shall upon receipt of notice from the Licensor immediately discontinue any use of, and remove from its premises, all materials bearing any of the Licensor Trademarks, including any signs, labels, stationery, advertising, promotional material and literature that, in Licensor's reasonable opinion, constitutes an improper use of the Licensor Trademarks or reflects non-negligibly adversely on Licensor's reputation or brand image or any of its corporate affiliates or partners or on any of Licensor’s products or services.

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11.5         All graphics, trademarks, service marks, trade names, trade dress, word marks, design marks, slogans and domain names, and all images, logos, artwork, text and other works of authorship (collectively, the “Marks”), created by or on behalf of Licensor that include or refer to the Licensor Trademarks, shall belong exclusively to Licensor, and Licensee assigns Licensor all rights, title and interest in and to said items; provided, that any Marks created by Licensee or its representatives that include or refer to the Licensor Trademarks or which are based on or derived from or combined with any Licensor IP in connection with its business shall be deemed to be Licensee IP, shall be owned by Licensee and shall be used by Licensor pursuant to Section 2.4 hereof subject to all restrictions applicable to New IP. Notwithstanding anything to the contrary herein, all Marks owned by Licensee, to the extent subject to Section 2.4 hereof shall, except with the written consent of Licensee, be used by Licensor in the form created by Licensee without material modification thereto except to the extent required by Applicable Law or applicable Governing Authority.

11.6         Licensee shall not engage in any conduct or take part in any activity that is or might be considered unfair competition or an infringement or other violation of the Licensor's rights in the Licensor Trademarks. Except as otherwise provided herein, Licensee acknowledges that it has no right whatsoever to object to or otherwise prevent the Licensor from allowing any other person to display the Licensor Trademarks or use them as part of any firm, corporation or business name except that Licensor shall not use or permit the use of Licensor Trademarks in the Territory in connection with any business which is similar to or competitive or potentially competitive with the Licensee’s Pharmaceutical Business in the Territory.

Section 12.            Third-Party Infringement.

12.1         Report of Infringement. With respect to any Licensor IP subject to the License, including Licensor Trademarks, when information comes to the attention of the Licensee to the effect that any of the licensed rights have been or are threatened to be infringed by a third-party (including any propagation, production or reproduction of the TO Strains or New IP) in violation with the terms of this Agreement, the Licensee shall notify the Licensor in writing of any such infringement or threatened infringement of which it has become aware.

12.2         Action by Licensee. Subject to Section 12.3, in the event of an infringement or threatened infringement by a third-party of the Licensor IP in the Territory, Licensee shall take reasonable action, to stop any infringement or otherwise to enforce its rights, and the Licensor shall cooperate in any such action as reasonably requested. If the Licensee initiates legal action against the infringing party, the Licensee shall have the exclusive right to direct and control the litigation and any settlement thereof. Licensor shall not have any rights against the Licensee for damages or other remedy by reason of the Licensee’s alleged failure to prosecute any alleged infringements or imitations by others of the Licensor Trademarks, except as set forth herein. If Licensee does not diligently initiate legal action against the infringing party, then the Licensor shall have the exclusive right to bring suit, direct and control the litigation, and any settlement thereof (solely with respect to Licensor’s rights), at the equal expense of both Parties. The Licensee shall, at its’ expense, cooperate in any such Licensor action and any settlement thereof as reasonably requested.

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12.3         Licensor Contribution. In the event that Licensee takes action pursuant to paragraph 12.2 above, Licensor shall pay to Licensee an amount equal to one-half of the costs and expenses (including attorney’s fees and expenses and costs of investigation) relating thereto (the “Infringement Contribution”) up to an aggregate amount equal to $200,000 (the “Cap”), which Cap shall include all of Licensor’s payments to (a) TO LLC pursuant to the US Medical Cannabis License Agreement, and (b) the Pharmaceutical Affiliate pursuant to the Affiliate Pharmaceutical License Agreement, in each case with respect to the similar Infringement Contributions included therein. The Infringement Contribution shall be payable solely by means of offset against any royalties due to Licensor in accordance with Section 3 of the US Medical Cannabis License Agreement (the "MM Royalties"), in which event Licensee and its Affiliates shall determine an appropriate allocation of the applicable Infringement Contribution. Notwithstanding the foregoing, if the aggregate amount of the Infringement Contribution, whether pursuant to this Section 12.3 or under any similar provision under the Affiliate License Agreements shall exceed the Cap, Licensor shall, subject to the foregoing allocation, nevertheless participate in and contribute towards such costs, solely by means of offset against any MM Royalties due to Licensor in accordance with the US Medical Cannabis License Agreement, up to the following amounts: (i) an amount equal to 10% of the first $500,000 of MM Royalties due to Licensor during any calendar year, plus (ii) an amount equal to 15% of any MM Royalties due to Licensor during any calendar year exceeding the first $500,000 of MM Royalties (e.g., in a year in which the total amount of MM Royalties due to Licensor is $800,000, the maximum additional payment on account of the Infringement Contribution shall be $95,000, and if the total required Infringement Contribution is higher than such amount, the balance may only be deducted from MM Royalties due in future years). For removal of doubt, other than consenting to the partial offset of the MM Royalties due to Licensor and their transfer from TO LLC to Licensee in accordance with the provisions of this Agreement and the US Medical Cannabis License Agreement, Licensor shall have no liability towards Licensee for the payment of the Infringement Contribution, nor shall Licensee have any claim or demand against Licensor if TO LLC refuses to or refrains from performing any offset or transfer any amount so offset by it to Licensee.

12.4         Enforcement of Rights Upon Sale of Land. Should Licensee or any person on its behalf sell, convey, transfer to or otherwise dispose of any real property on which any of the TO Strains or New Strains shall have been cultivated in connection with the Pharmaceutical Products or the Pharmaceutical Business, Licensee shall inform Licensor in writing, in advance of such sale, conveyance, transfer or disposition of the land and provide reasonable details regarding the intended transferee thereof. Licensee shall inform transferee of Licensor's rights pursuant to this Agreement and obtain transferees' undertaking to destroy and not to use in any manner any seeds, plants or propagation materials which may remain in or on the land. Licensee shall be responsible to enforce, at Licensee's expense, any breach by transferee of said undertaking.

Section 13.            Indemnification.

13.1         Indemnity by Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its officers, directors, employees, shareholders, agents, successors and assigns from and against any and all Losses, as incurred, resulting from, or arising out of (i) any claim, suit, action or proceeding against Licensee which alleges that any Licensor IP or deliverable hereunder infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement (an “Infringement Claim”); (ii) any gross negligence, willful misconduct or misrepresentation by Licensor or its representatives; or (iii) any material breach of this Agreement by Licensor, its officers, directors, employees, principal shareholders or Affiliates. Notwithstanding anything to the contrary in this Agreement, the use of any extracts, seeds, plants or propagation materials of the TO Strains provided by Licensor pursuant to Section 2.6 above, and any reproduction thereof, shall be tested on a regular basis by Licensee, and any use thereof shall be at the sole risk of Licensee with respect to medical risk.

13.2         Indemnity by Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its officers, directors, employees, shareholders, agents, successors and assigns from and against any and all Losses, as incurred, resulting from, or arising out of (i) any claim, suit, action or proceeding against Licensor which alleges that Licensee IP (other than if the claim, suit, action or proceeding results from an Infringement Claim subject to Section 13.1) infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; (ii) any gross negligence, willful misconduct or misrepresentation by Licensee or its representatives; or (iii) any material breach of this Agreement by Licensee, its officers, directors, employees, principal members or Affiliates.

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13.3         Indemnification by Licensor for Infringement Claims. In the case of an Infringement Claim for indemnification pursuant to Section 13.1(i), Licensee shall promptly notify the indemnifying party in writing of any Infringement Claim and cooperate with Licensor at Licensor’s sole cost and expense. Licensor shall immediately take control of the defense and investigation of such Infringement Claim, assert all reasonable counterclaims, seek to recover all Losses and shall employ counsel of its choice to handle and defend the same, at its sole cost and expense. Licensor shall bear the cost of any related proceedings and shall be entitled to retain all sums recovered in any action for its own account. If Licensor obtains a decision in its favor, and the sums recovered by Licensor are less than Licensor’s legal and other applicable costs and expenses (including but not limited to, costs of investigation) in connection therewith (the “Shortfall”), Licensee shall pay the Shortfall to Licensor. If Licensor does not obtain a decision in its favor, Licensor shall pay all costs in connection with the Infringement Claim, including but not limited to, costs of investigation and reasonable attorneys’ fees and expenses incurred and will indemnify and hold harmless Licensee for any and all Losses incurred by Licensee with respect to its business in connection with such Infringement Claim. Licensor shall not settle any Infringement Claim in a manner that adversely affects the rights of Licensee without the Licensee’s prior written consent, which shall not be unreasonably withheld or delayed. Licensee’s failure to perform any obligations under this Section 13.3 shall not relieve Licensor of its obligations hereunder except to the extent that the Licensor can demonstrate that it has been materially prejudiced as a result of such failure by Licensee. Licensee may participate in and observe the proceedings at its own cost and expense.

13.4         Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third-party other than an Infringement Claim subject to Section 13.3 above (a “Third-Party Claim”), a party seeking indemnification hereunder (each an “Indemnified Party”) shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the party from which indemnity is sought (each an “Indemnifying Party”) of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights hereunder unless, and then solely to the extent that, the rights of the Indemnifying Parties from whom indemnity is sought are prejudiced as a result of such failure. The Indemnifying Party shall have the right (and if it elects to exercise such right, shall do so within twenty (20) days after receiving such notice from the Indemnified Party) to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, that the Indemnifying Party shall be entitled to assume control of the defense of such action only if the Indemnifying Party acknowledges in writing its indemnity obligations and assumes and holds the Indemnified Party harmless from and against all Losses resulting from such Third-Party Claim; and provided further that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the Indemnifying Party shall not have notified the Indemnified Party of its exercise of its right to defend such Third-Party claim within such twenty (20) day period; (ii) such claim or demand seeks an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party, (iv) such claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (v) the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned if such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy that is binding, valid and enforceable against all applicable Parties). Notwithstanding the foregoing, if the Indemnified Party fails to object to the settlement within five (5) Business Days of receipt of a written notice from the Indemnifying Party containing the terms and condition of such settlement, the Indemnified Party shall be deemed to have consented to the settlement.

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13.5         Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has an indemnification claim against an Indemnifying Party hereunder (other than as a result of a Third-party Claim or Infringement Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying in reasonable detail, to the extent then known, the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party and the Indemnifying Party shall negotiate in good faith for the thirty (30) day period following receipt of such notice regarding the resolution of any disputed indemnification claims. If no resolution is reached with regard to such disputed claim between the Indemnifying Party and the Indemnified Party within such thirty (30) day period, the Indemnified Party shall, subject to Section 16.5 hereof (but without any duplication of the foregoing 30-day resolution period), be entitled to seek appropriate remedies in accordance with the terms hereof. In the event that the Indemnified Party is required to institute legal proceedings in order to recover its indemnification claims hereunder, the cost of such legal proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of the indemnification claims payable to the Indemnified Party if the Indemnified Party recovers the indemnification claims in such legal proceedings. In the event that a party hereto claiming to be an Indemnified Party institutes legal proceedings in order to recover indemnification claims hereunder and the applicable court refuses to award any related amounts to such party, such party shall reimburse the defending party for the cost of such legal proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements).

13.6         Recoveries. For purposes of this Section 13, any calculation of Losses shall be net of (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of any costs of recovery of such insurance proceeds, including premium increases), and (ii) any monies actually received by the Indemnified Party with respect to such Losses pursuant to any indemnification obligations owed thereto by any third parties (net of any costs of recovery of such monies), and shall be exclusive of any amounts paid by Licensor pursuant to Section 12.3.

13.7         Offset. In the event that the Licensee has a Claim against Licensor arising under Section 13 of this Agreement, Licensee shall be entitled to request TO LLC to offset on Licensee’s behalf the amount of such Claim against any amounts due to Licensor pursuant to Section 3 of US Medical Cannabis License Agreement; provided, that (i) any amount so offset shall be separate and apart from, and shall not be subject to any of the limitations set forth in, Section 12.3 hereof or in any corresponding provision of the Affiliate License Agreements, and (ii) such offset shall be exercised in the following manner:

(a)          Licensee shall first send to the Licensor a notice (the “Offset Notice”) specifying the amount of Licensee's claim and the manner in which it was calculated, identifying, to the extent applicable, the provisions hereof asserted to give rise to the Claim and briefly identifying the facts which constitute the basis of such obligation or Claim.

(b)          Within 30 days after Licensee delivers the Offset Notice to Licensor, Licensor shall deliver to Licensee a written notice (the “Dispute Notice”) identifying in reasonable detail which Claims, or parts thereof, Licensor questions in good faith or does not question in good faith, as the case may be, and the reasons therefor. If within 30 days after giving the Offset Notice, Licensee does not receive a Dispute Notice from Licensor, Licensee shall be entitled to request TO LLC in writing, with a copy to Licensor, to offset the amount of any such Claim against payments due from TO LLC to Licensor pursuant to Section 3 of the US Medical Cannabis License Agreement; provided, that if such Claim is later defeated, defensed, settled or otherwise resolved for a cost to Licensee (the “Claim Resolution Amount”) which is less than the amount offset with respect to such Claim, then Licensee shall promptly instruct TO LLC to remit to Licensor the amount of the difference between the amount of such offset and the Claim Resolution Amount; provided, that if such instruction to TO LLC is not effectuated by TO LLC, then Licensee shall remit such amount directly to Licensor.

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(c)          If within 30 days after giving the Offset Notice, Licensee receives a Dispute Notice from Licensor, then (i) with respect to any portion of a Claim not questioned, the offset provisions of Section 13.7(b) above shall apply, and (ii) with respect to any portion of a Claim questioned, Licensee shall be entitled to request TO LLC to provisionally offset the amount thereof against MM Royalties due from TO LLC to Licensor pursuant to Section 3 of the US Medical Cannabis Agreement, by depositing any such amount in escrow with legal counsel to TO LLC.

(d)          Any amounts questioned and held in escrow pursuant to Section 13.7(c)(ii) shall be held until six (6) months from the date of Licensee’s receipt of a Dispute Notice from Licensor, unless by such date the Claim becomes subject to a litigation, arbitration or other legal proceeding between the Parties or against one or more of the Parties (a ”Proceeding”). In the event the Claim does not become subject to a Proceeding within 6 months from the date of Licensee’s receipt of a Dispute Notice from Licensor, the funds held in escrow pursuant to Section 13.7(c)(ii) shall thereupon be promptly delivered to Licensor. In the event the Claim becomes subject to a Proceeding within 6 months from the date of Licensee’s receipt of a Dispute Notice from Licensor, the funds shall continue to be held in escrow until the Claim in respect thereof is resolved by agreement of the parties or an order of a court of competent jurisdiction directs payment of the disputed amount.

(e)          Upon resolution of a Claim in accordance with the provisions of Section 13.7(d), the funds held in escrow pursuant to Section 13.7(c)(ii) shall thereupon be promptly delivered to Licensor to the extent required in accordance with the terms of the resolution of such Claim, and to the extent not so required to be so paid over to Licensor shall be paid to Licensee in settlement of its Claim, and all interest or other income, if any, which has been earned with respect to any such cash amount shall be allocated between Licensor and Licensee in proportion to their respective entitlements to such sum. Licensee and Licensor shall have no other responsibility or liability to account for any interest with respect to any amount so withheld or otherwise with respect to any Claim.

13.8         No Punitive, Exemplary or Aggravated Damages. In no event shall either Party be liable to the other Party for any claim for punitive, exemplary or aggravated damages or any indirect or consequential Losses in connection with a breach of this Agreement.

13.9         Survival. The obligations of each Party under this Section 13 shall survive the termination or expiration of this Agreement.

Section 14.            Non-Competition.

14.1         During the term of this Agreement and for a period of twelve (12) months following the termination or cancellation of this Agreement, Licensor and any Affiliate thereof, will not market or sell Pharmaceutical Products derived from Cannabis or provide advisory services relating thereto in the Territory without the prior written consent of Licensee, which after a Licensor Exit Event will not be unreasonably withheld, delayed or conditioned; provided, that in such event reasonable provisions are effectuated to protect Licensee’s confidential information and business operations.

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14.2         During the term of this Agreement and for a period of twelve (12) months following the termination or cancellation of this Agreement, subject to the Affiliate License Agreements, Licensee and its Affiliates will not, outside the Territory, without first obtaining the written consent of Licensor, market or sell Cannabis Products or provide advisory services relating thereto; provided, that the above restriction shall not apply with respect to Acquired IP and Licensee Excluded IP (and with respect to Licensee Excluded IP, subject to Section 2.7).

14.3         The obligations of each Party under this Section 14 run and inure to the benefit of each Party together with their successors and permitted assigns and shall survive the termination or expiration of this Agreement.

Section 15.            Notices. All notices, claims or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and sent to the Parties at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Each such notice or other communication to be given or delivered shall be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent via an internationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one Business Day after deposit with the courier, or (iii) if sent via mail, at the earlier of its receipt or ten (10) days after the same has been deposited in a regularly-maintained government receptacle for the deposit of mail, or (iv) if sent via facsimile, upon confirmation of facsimile transfer, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day, or (v) if sent via email, PDF or by other electronic mail, upon its delivery, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day. All notices, claims and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Licensor:	Tikun Olam Ltd.
183 Gvirol Street
Tel Aviv, Israel
Attention: Tsachi Cohen, Director & Aharon Lutzky, CEO
Fax: +972-3-6006201
Email: tsachi@tikun-olam.co.il; aharon@tikun-olam.co.il

with a copy to:	Shenker – Lax Law Offices
Rogovin Tidhar Tower,
11 Menachem Begin Rd., 12th floor
Ramat Gan
Attention: Oren Shenkar, Adv.
Fax: +972-3-6006201
Email: Oren@sl-adv.co.il

If to Licensee:	TO Pharmaceuticals LLC
77 Water Street
8th floor
New York, New York 10005
Attention: Chief Executive Officer
Fax: (646) 722-4101
Email: IR@tikunolam.us

with copies to:	Kaufman & Associates, LLC
200 Motor Parkway, Suite B-13
Hauppauge, New York 11788
Attention: Neil M. Kaufman, Esq.
Fax: (516) 410-1007
Email: nkaufman@kaufman-associates.com

and

bernie@tikunolam.com
stephen@tikunolam.com

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Section 16.            Miscellaneous.

16.1         Cooperation. Both Parties agree reasonably to cooperate with and assist each other in connection with the License granted under this Agreement and the development and success of Licensee’s Pharmaceutical Business within the Territory.

16.2         Prior Agreements/Oral Modification. Except as otherwise provided herein, this Agreement supersedes all prior agreements and constitutes the entire agreement and understanding between the Parties or otherwise with respect to the subject matter of this Agreement, including without limitation that certain Memorandum of Understanding dated as of April 19, 2015 between Licensor and Innocuous, LLC, a New York limited liability company, as amended by that certain letter agreement dated as of September 17, 2015 (the “MOU”). This Agreement may not be amended, modified in any manner or terminated orally or by course of conduct; no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the Parties against whom the same is sought to be enforced. In the event of any explicit or implicit contradiction between the terms of this Agreement and the terms of the MedReleaf License which are applicable to Licensor or relate to the Tikun Olam IP (as defined in the MedReleaf License) the provisions of this Agreement shall prevail as between the Parties hereto.

16.3         Attorney’s Fees. Each party shall bear its own costs and expenses in connection with (a) the negotiation, execution and delivery of this Agreement and (b) any judicial or other action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, in each case except as otherwise provided herein.

16.4         Governing Law; Jurisdiction. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof. The Parties agree that, in the event of any action or suit as to any matters of dispute between the Parties, service of any process may be made upon the other Party in the same manner as the giving of notices under Section 16 of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that any provision of this Agreement is unenforceable under the laws of the State of New York, and such provision is enforceable under the laws of any other state or jurisdiction, the Parties expressly agree that said provision shall be interpreted and construed under the laws of that state or jurisdiction.

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16.5         Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If the dispute cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the dispute through mediation, administered by a mediator mutually agreeable to both Parties, before resorting to arbitration. If they do not reach such solution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either Party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association, in New York, New York, in accordance with the provisions of that organization’s Commercial Arbitration Rules. The dispute shall be heard and determined by a panel of three (3) arbitrators, unless otherwise agreed by the Parties. In such case, each Party shall each select one (1) arbitrator. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, or if for any reason the three (3) arbitrators are not timely empanelled, the Parties, or either of them, or their attorneys, may request that the American Arbitration Association appoint the third or any other necessary arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant hereto. Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, the arbitrators shall interpret this Agreement giving full effect to the terms and provisions hereof. All charges of the American Arbitration Association or any mediator shall be borne equally by the Parties, and each Party hereby agrees to pay all such charges promptly upon request therefor, and if any Party shall fail to do so, the other Party shall be permitted to apply towards such charges any amounts otherwise due to the non-paying Party. The Parties to the arbitration proceeding shall bear their own respective expenses incurred in connection therewith, including, but not limited to, legal fees and expenses.

16.6         Successors and Assigns; Assignment.

(a)          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Unless clearly inapplicable, all references in this Agreement to a Party shall be deemed to include any such Party’s successors and assigns. No Party to this Agreement will have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that (i) Licensee shall be permitted to assign its rights or obligations under this Agreement to any Affiliate of Licensee, and (ii) in the event of sale or transfer by Licensee of all or substantially all of its assets, this Agreement may be assigned to any successor or assignee thereof, except that the rights and obligations under this Agreement may not be assigned by Licensee in connection therewith without Licensor’s prior written consent prior to September 30, 2018, unless at the time of such assignment (y) the Enterprise Value (as defined below) of Licensee and its Pharmaceutical Affiliate on a consolidated basis in connection with such sale transaction equals or exceeds fifty million dollars ($50,000,000), or (z) the combined Enterprise Value of TO LLC, the Pharmaceutical Affiliate and Licensee, in each case on a consolidated basis, equals or exceeds two hundred fifty million dollars ($250,000,000).

(b)          For purposes of this Section 16.6, the “Enterprise Value” of the Pharmaceutical Affiliate, TO LLC and Licensee shall be equal to (i) the pre-transaction value of such company in connection with or immediately prior to the sale of such company or its business (whether in connection with a sale of membership interests, or assets or a merger or consolidation) or (ii) if no such sale transaction has occurred, then the post-transaction value in connection with its most recent financing transaction; provided, however; that if the Parties do not agree on the determination of such Enterprise Value within ten (10) Business Days from the date that a proposed assignment by a Party subject to this Section 16.6 is disclosed by such Party to the other Party, then the determination thereof shall be made by the appointment by mutual agreement of an impartial United States recognized firm of independent certified public accountants or recognized valuation professionals (a “Valuator”), which Valuator shall be instructed to deliver a detailed report containing its calculation of the Enterprise Value (in connection with which calculation of Enterprise Value of the Valuator shall not include any minority discount) and within thirty (30) days after its engagement, which Valuator’s determination of Enterprise Value shall be final and binding. If one or more of the Parties objects or does not agree to the appointment of a Valuator within ten (10) Business Days after request by the other Party, the selection of the Valuator shall be submitted to binding arbitration pursuant to Section 16.5 hereof. The decision of the Valuator may be entered in any court having jurisdiction in New York and the costs and expenses incurred in connection with the arbitration shall be borne equally by the Parties.

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(c)          For purposes of this Section 16.6 and only this Section 16.6, a merger, consolidation or similar business combination as a result of which the members or stockholders owning a majority of the voting power of a company prior to the consummation thereof own less than a majority of the voting power of the surviving company in connection with such transaction shall be considered to be a sale of all or substantially all the assets of such company.

16.7         Third-Party Beneficiaries. Licensee’s Affiliates are third-party beneficiaries of Licensee’s rights under this Agreement, and shall be entitled to enforce such rights as provided herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties to this Agreement, or the Parties’ respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

16.8         Construction; Headings; Severability. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. This Agreement has been subject to negotiations among all Parties hereto and each party has been advised to seek such Party’s separate counsel, and, as such, this Agreement shall be deemed prepared by both Parties. Any ambiguities shall not be deemed to be construed against either party hereto. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the Parties hereto. Notwithstanding anything to the contrary herein, including without limitation Section 16.2 hereof, if the License granted pursuant to this Agreement is or becomes invalid at any time or for any reason whatsoever, the License granted pursuant to the MOU shall be reinstated and be in full force and effect, subject to any other applicable provisions hereof and thereof, and the Parties will as between themselves continue to perform in good faith their obligations under this Agreement as closely as possible. As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

16.9         Force Majeure. Neither Party shall be responsible or liable for any delays in the performance of any duties under this Agreement which are not the fault or within the reasonable control of that Party including, but not limited to, fire, flood, natural disasters, acts of God, delays in deliveries by common carriers, governmental acts or orders, late deliveries of products or goods or furnishing of services by third-party vendors, civil disorders, acts of terrorism, or strikes and any other labor-related disruption, where such Party has communicated in writing the circumstances of said event to the other Party and taken any and all appropriate action to mitigate the effects of said event, and in any event, the time period for the performance of an obligation hereunder shall be extended for the amount of time of the delay or impossibility.

16.10         Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement by the other Parties must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

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16.11         Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in lawful dollars of the United States.

16.12         Right and Remedies. No right or remedy conferred upon or reserved to the Parties by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

16.13         Counterparts; Faxed or E-Mailed Signatures. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any executed signature page delivered by facsimile or e-mail transmission shall be binding to the same extent as an original executed signature page, with regard to this Agreement or any amendment thereto.

16.14         Recitals. The Recitals set forth above are hereby incorporated in and made a part of this Agreement by this reference.

Section 17.         Offset. Other than as provided in Sections, 12.3 and 13.7 above, Licensee may not offset and may not request TO LLC to offset any amounts due to Licensor hereunder or under the US Medical Cannabis License Agreement from any claim it may have against Licensor, unless Licensee shall have obtained a final and binding judgement against Licensor by a court of competent jurisdiction issued within the framework of the Arbitration set forth in Section 16.5 above, or otherwise approved in writing by Licensor.

Section 18.         Publicity. Both Parties shall reasonably cooperate in connection with issuing press releases or promotional or marketing material to the public or third parties in connection with matters subject hereto.

(Signature page to follow)

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IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement as of the day and year first written above.

Tikun Olam Ltd.

By:	/s/ Tsachi Cohen
Name:
Title:

TO PHARMACEUTICAL USA LLC
By: TO HOLDING GROUP LLC, Manager
By: T.O. GLOBAL llC, Manager

By:	/s/ Bernard Sucher
Name: Bernard Sucher
Title: Chief Executive Officer

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Exhibit A

Definitions

1.	“Acquired IP” shall mean Intellectual Property licensed by or acquired by Licensee or any Affiliate thereof from a third-party, provided it is not based on, derived from, inseparably or exclusively combined with, or inextricably embedded in any Licensor IP or in which any Licensor IP is inextricably embedded, or (b) owned, or the rights to which are owned, by the surviving company referenced in clause (a) or the acquirer of assets under clause (b) of the definition of “Change of Control Event”.

2.	“Affiliate” shall mean with respect to any Person, any Person which directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person.

3.	“Affiliate License Agreements” shall mean the Affiliate Pharmaceutical License Agreement and the US Medical Cannabis License Agreement.

4.	“Affiliate Pharmaceutical License Agreement” shall have the meaning set forth in Section 2.2 of this Agreement.

5.	“Agreement” shall have the meaning set forth in the preamble of this Agreement.

6.	“Applicable Law” means all current constitutions, treaties, laws, statutes, codes, ordinances, official plans, orders, decrees, rules, regulations, and by-laws, whether domestic, foreign or international, of any Governmental Authority, and the common law, binding on or affecting any Person, property or matter referred to in the context in which such words are used.

7.	“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to be closed for business

8.	“Cannabis” shall mean recreational and medical cannabis, and shall include hemp, hemp products and any compounds derived from Cannabis or hemp plants.

9.	“Cannabis Business” shall mean cultivating, harvesting, producing, promoting, researching, developing, marketing, selling and distributing Cannabis Products, which include, but are not limited to, Cannabis plants or any parts thereof in dry or wet forms, extracts, infusions, and any compositions or formulations consisting of Cannabis plants' constituents as active ingredients or supplements, and further methods of obtaining all of the above (e.g. methods of extraction or processing), clinical and non-clinical uses, applications, and delivery systems and devices related thereto.

10.	“Cannabis Product” shall mean any Cannabis or any Cannabis-derived and related product, including plant products, cultivation products, extraction products, infusion products, delivery or ingestion devices, machines, apparatuses or products and packaging products and marketing materials relating thereto, which is not a Pharmaceutical Product.

11.	“Change of Control Event” shall mean (a) a sale or transfer of equity or other ownership interests or merger, consolidation or similar business transaction or combination as a result of which the ultimate members or stockholders owning, directly or indirectly, all of the voting power of Licensee prior to the consummation thereof shall own in the aggregate less than a majority of the voting power of the surviving company, or (b) a sale of all or substantially all of the assets of Licensee to an unrelated third party.

12.	“Claim” shall mean any claim threatened in writing or any claim which is mature, non-contingent, fixed in amount and has been commenced or filed with an applicable Governmental Authority.

13.	“Claim Resolution Amount” shall have the meaning set forth in Section 13.7 of this Agreement.

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14.	“Clinical Trials” shall mean the conduct of research studies, clinical or non-clinical testing, and clinical trials, including but not limited to pre-clinical investigations and randomized, placebo-controlled trials of cannabis-based or cannabis-derived compounds, whether or not as a continuation of prior clinical trials and research studies conducted by Licensor or new clinical trials and research studies, whether conducted by Licensor with specific or direct collaboration with Licensee or otherwise by Licensee.

15.	“Clinical Trials Services” shall mean the services provided by Licensor relating to and in connection with all aspects of the conduct of Clinical Trials.

16.	“Confidential Information” shall have the meaning set forth in Section 9 of this Agreement.

17.	“Design and Operations Services” shall have the meaning set forth in Section 7.1(c) of this Agreement.

18.	“Disclosing Party” shall have the meaning set forth in Section 9 of this Agreement.

19.	“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

20.	“Enterprise Value” shall have the meaning set forth in Section 16.6 of this Agreement.

21.	“Essentially Derived Variety” shall mean any strain of Cannabis derived from any of TO's Strains, whether intentionally or otherwise.

22.	“FDA” shall mean the United States Food and Drug Administration.

23.	“Governmental Authority” shall mean any federal, state, national, supranational, local or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board or bureau thereof, or any court, tribunal or arbitrator.

24.	“Indemnified Party” shall have the meaning set forth in Section 13.4 of this Agreement.

25.	“Indemnifying Party” shall have the meaning set forth in Section 13.4 of this Agreement.

26.	“Infringement Claim” shall have the meaning set forth in Section 13.1 of this Agreement.

27.	“Intellectual Property” shall have the meaning set forth in the second recital of this Agreement.

28.	“License” shall have the meaning set forth in Section 2.1 of this Agreement.

29.	“Licensee” shall have the meaning set forth in the preamble of this Agreement.

30.	“Licensee Excluded IP” shall mean Intellectual Property created by Licensee or an Affiliate thereof outside of the State of Israel, without any non-deminimis involvement of Licensor, and which is not based on, derived from or inseparably or exclusively combined with or inextricably embedded in any Licensor IP or in which any Licensor IP shall be inextricably embedded, written notice of the development of such Licensee Excluded IP shall have been provided by Licensee to Licensor reasonably promptly upon commencement of its use, which notice shall include a description thereof. Licensee Excluded IP shall not include Acquired IP.

31.	“Licensee IP” shall mean the New IP, New Strains and the results of Clinical Trials, other than (i) Licensee Excluded IP and (ii) Acquired IP.

32.	“Licensor” shall have the meaning set forth in the preamble of this Agreement.

33.	“Licensor Additional IP” shall have the meaning set forth in Section 2.2 of this Agreement.

34.	“Licensor Exit Event” shall mean (a) a sale or transfer of all of the equity or other ownership interests or merger, consolidation or similar business transaction or combination with or to a purchaser which, directly or through an Affiliate, on a consolidated basis, is a competitor of Licensee, as a result of which the ultimate members or stockholders owning, directly or indirectly, all of the equity interests of Licensee prior to the consummation thereof shall own no equity interests in the surviving company, or (b) a sale of all or substantially all of the assets of Licensor to an unrelated third party.

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35.	“Licensor IP” shall have the meaning set forth in the second recital of this Agreement.

36.	“Licensor Trademarks” means Licensor-owned, but not licensed, trademarks, trade names, logos, service marks, designs, emblems, signs, slogans, other similar designations of source or original and general intangibles of like nature, whether registered, applied for or not, specified in Exhibit C, together with the goodwill relating thereto.

37.	“Losses” means all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, or out of pocket third-party costs or expenses of whatever kind, including reasonable attorneys’ fees and expenses, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, actually awarded or incurred, including attorneys’ fees and expenses.

38.	“Marks” shall have the meaning set forth in Section 11.5 of this Agreement.

39.	“MedReleaf” shall mean MedReleaf Corporation, a corporation organized under the laws of the Province of Ontario, Canada.

40.	“MedReleaf License” shall mean that certain License Agreement, dated as of July 17, 2013, as amended, by and between MedReleaf and Licensor.

41.	“MM Royalties” shall have the meaning set forth in Section 12.3 of this Agreement.

42.	“MOU” shall have the meaning set forth in Section 16.2 of this Agreement.

43.	“New IP” shall have the meaning set forth in Section 2.2 of this Agreement; provided, however, that following a Change of Control Event, for purposes hereof, “New IP” shall not include Intellectual Property created by Licensee or an Affiliate thereof within the State of Israel, without any non-deminimis involvement of Licensor, and which is not based on, derived from or inseparably or exclusively combined with or inextricably embedded in any Licensor IP or in which any Licensor IP shall be inextricably embedded.

44.	“New Strains” shall have the meaning set forth in Section 2.2 of this Agreement.

45.	“Organizational Documents” shall mean the certificate or articles of incorporation, organization or formation and the bylaws, operating agreement, memorandum or articles of association or organization, or similar organizational documents, as applicable.

46.	“Party” shall mean the signatories to this Agreement as set forth in the preamble of this Agreement.

47.	“Payment” shall have the meaning set forth in Section 3 of this Agreement.

48.	“Person” shall mean an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

49.	“Pharmaceutical Affiliate” shall mean Tikun Olam IP Ltd., a Cayman Islands corporation.

50.	“Pharmaceutical Business” shall have the meaning set forth in the preamble of this Agreement.

51.	“Pharmaceutical Product” shall mean any product, compound, medicine or therapeutic which is subject to regulation as a drug, medicine or controlled substance by the FDA.

52.	“Receiving Party” shall have the meaning set forth in Section 9 of this Agreement.

53.	“Representative” shall mean any director, officer, employee, member, manager, agent, contractor or advisor who shall have access to any Confidential Information.

54.	“Residual Information” means any Confidential Information, which may be retained, following the termination of this Agreement, in intangible form in the minds of the Representatives.

55.	“Services” shall mean the Training Services, the Design and Operations Services and the Clinical Trials Services.

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56.	“Shortfall” shall have the meaning set forth in Section 13.3 of this Agreement.

57.	“Territory” shall have the meaning set forth in Section 2.1 of this Agreement.

58.	“Third-Party Claim” shall have the meaning set forth in Section 13.4 of this Agreement.

59.	“Third-Party IP” shall have the meaning set forth in Section 2.9 of this Agreement.

60.	“TO LLC” shall have the meaning set forth in Section 2.2 of this Agreement.

61.	“TO Strains” shall have the meaning set forth in Section 2.6 of this Agreement.

62.	“Training Services” shall have the meaning set forth in Section 7.1(b) of this Agreement.

63.	“United States” shall mean the United States of America and its territories and possessions.

64.	“USA Payment” shall have the meaning set forth in Section 3 of this Agreement.

65.	“US Medical Cannabis License Agreement” shall have the meaning set forth in Section 2.2 of this Agreement.

66.	“Valuator” shall have the meaning set forth in Section 16.6 of this Agreement.

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Exhibit B

List of Licensor IP

•	All of Licensor’s logos, names, tag lines, packaging, trade dress and other proprietary property or rights reflecting or relating to the Tikun Olam brand and the trademarks or trade names of any strains subject to this License Agreement.

•	Licensor’s Trademarks, Tradenames and Service Marks worldwide, including those listed on Exhibit C here to.

•	Licensor Patent and Patent Applications

CANNABIS PLANT NAMED EREZ
Type	Country	Filing Date	App No.
PLANT	United	11/12/2015	14/757,040
PATENT	States
APPLICATION

CANNABIS PLANT NAMED MIDNIGHT
Type	Country	Filing Date	App No.
PLANT	United	11/12/2015	14/757,041
PATENT	States
APPLICATION

CANNABIS PLANT NAMED AVIDEKEL
Type	Country	Filing Date	App No.
PLANT	United	11/12/2015	14/757,039
PATENT	States
APPLICATION

CANNABINOID AND CANNABIS-BASED COMPOSITIONS AND METHODS FOR THE TREATMENT OF INFLAMMATORY CONDITIONS OF THE GASTROINTESTINAL TRACT
Type	Country	Filing Date	App No.
PROVISIONAL	United	28/3/2016	62/313,882
APPLICATION	States

A MODEL FOR OPTIMIZING TREATMENT WITH CANNABIS-BASED AND/OR CANNABINOID COMPOSITIONS AND A SYSTEM AND METHODS USING THEREOF
Type	Country	Filing Date	App No.
PROVISIONAL	United	To be filed
APPLICATION	States

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•	Licensor’s Applications for Plant Breeders Rights (PBR).

EREZ
Type	Country	Filing Date	App No.
PBR	Israel	13/3/2013	4436/13
PBR	Canada	To be filed

MIDNIGHT
Type	Country	Filing Date	App No.
PBR	Israel	13/3/2013	4437/13
PBR	Canada	To be filed

AVIDEKEL
Type	Country	Filing Date	App No.
PBR	Israel	13/3/2013	4438/13
PBR	Canada	To be filed

•	The following strains of Cannabis:

	Variety Name	Type
o	El-na	Indica
o	Avidekel	Indica
o	Rafael	Indica
o	Midnight	Sativa
o	Alaska	Sativa
o	Or	Indica
o	Erez	Indica
o	Dorit	Indica
o	Gog & Magog	Indica
o	Little Devil	Indica
o	Jasmine	Indica
o	Zohar	Sativa
o	Shira	Sativa
o	Tal	Indica
o	Barak	Indica
o	Omer	Sativa
o	Mango	Sativa
o	Eran Almog	Indica

•	Proprietary Trade Secrets, including genetics, cultivating, harvesting, extraction, and distillation techniques and processes, including:

Tikun Olam Grow System

Tikun Olam has developed proprietary cultivation methods that rely on environmental systems designs that provide the optimal formula for the cultivation of consistent pharmaceutical-grade cannabis at above industry average yields.

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Formulas

Optimized nutrient mixes (irrigation product applications) for cultivating healthy plants targeting active ingredients such as THC and CBD production. Applicable for mother plants, clone plants and flowering plants.

Designs

Validated production room designs that meet GPP and Israeli Ministry of Health’s technical specifications. Applicable for flowering rooms, drying rooms, mother rooms and cloning rooms, designs are proven to meet the technical release criteria allowing for repetitive compliance and quick to market sale of products.

ISO & GMP Certification – Tikun Olam’s grow system, processes and workflow have been designed to meet ISO guidelines and ultimately GMP certification.

Environmental systems – The implementation of our environmental systems ensure optimal temperature, humidity, CO2, odor control and air quality within the grow rooms. This system is designed to provide the perfect environment in all stages of production and processing.

Centralized Irrigation Systems – Fully automated centralized irrigation systems to ensure consistent and ideal levels of water and nutrients. This system features water purification, sterilization and complete monitoring and control. Integrated Control Systems – The implementation of our control system integrates lighting, HVAC, irrigation and other components to control all aspects of the operation.

Processes

Advanced Cultivating Techniques – A grow system that has been optimized for plant cycle length, density, pruning, harvesting, drying and curing. This system incorporates advanced cultivating techniques that will maximize yields and provide consistently high quality product.

Advanced Extraction Expertise – Experience in all different types of extraction methods, which will be taught to Licensee.

Isolating Cannabinoids - Provide knowledge and know-how to Licensee related to the process of isolating cannabinoids found within the cannabis plant.

Quality Control Systems

A Quality Control/Assurance framework, including comprehensive Standard Operating Procedures (SOPs) designed to carry out specific cannabis production methods in compliance with GPP and Israeli Ministry of Health requirements. Maintains operational consistency and compliance while allowing IP methods to achieve their desired outputs.

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Patient Treatment Information

Patient data that provides guidance on treatment.

Product Lines

All of Tikun Olam’s proprietary products, including delivery devices, delivery methods, packaging and ancillary products will be provided to Licensee.

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Exhibit C

List of Licensed Trademarks, Tradenames and Service Marks

Registered:

Type	Country	Filing Date	App No.	TM
TRADEMARK	United States	13/11/2012	85/777,588	Tikun Olam
TRADEMARK	United States	23/01/2014	86/172,750	EREZ
TRADEMARK	United States	23/01/2014	86/172,744	MIDNIGHT
TRADEMARK	United States	23/01/2014	86/172,749	AVIDEKEL

Unregistered:

o	El-na
o	Rafael
o	Alaska
o	Or
o	Dorit
o	Gog & Magog
o	Little Devil
o	Jasmine
o	Zohar
o	Shira
o	Tal
o	Barak
o	Omer
o	Mango
o	Eran Almog

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